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BARINGTON

BARINGTON CAPITAL GROUP, L.P.

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
September 21, 2007	Somna Maraj
Edelman
(212) 704-8175

BARINGTON CAPITAL GROUP ANNOUNCES PROXY CONTEST

TO ELECT THREE DIRECTORS TO THE BOARD OF

LANCASTER COLONY CORPORATION

New York, NY, September 21, 2007 – Barington Capital Group, L.P. announced today that one of its affiliates has notified Lancaster Colony Corporation (Nasdaq: LANC) (the “Company”) of its intention to nominate three persons for election to the Board of Directors of the Company at the Company’s 2007 Annual Meeting of Shareholders. The Annual Meeting is scheduled to be held on Monday, November 19, 2007.

Barington has been disappointed with the performance of the Board and lacks confidence in the ability of the current directors, a majority of whom have been in office for 16 years or more, to improve shareholder value for the Company’s public shareholders. As a result, Barington has nominated a slate of three highly qualified individuals to ensure that the interests of the Company’s public shareholders are adequately represented on Lancaster’s nine member Board. If elected, the Barington slate intends to work constructively with the other directors to, among other things, improve the Company’s profitability, share price performance and corporate governance and expedite the divestiture of the Company’s non-core business segments.

The Barington nominees are:

Nick White – Mr. White, 62, is President and Chief Executive Officer of White & Associates, a management consulting firm that he founded in 2000. From 1973 through 2000, Mr. White held numerous executive and management level positions with Wal-Mart Stores, Inc., including Executive Vice President and General Manager of the Supercenter division from 1990 to 2000 and Executive Vice President and General Manager of Sam's Wholesale Club from 1985 through 1989. Mr. White is a director of Playtex Products, Inc. and The Pep Boys – Manny, Moe & Jack.

Stuart Oran – Mr. Oran, 57, is the Managing Member of Roxbury Capital Group LLC, a merchant banking firm. From July 1994 to March 2002, Mr. Oran held a number of senior executive positions at UAL Corporation and its operating subsidiary, United Airlines, including Executive Vice President – Corporate Affairs, Senior Vice President – International (responsibility for United’s business and operations outside the United States and Canada) and President and Chief Executive Officer of Avolar (United’s business aviation business). Prior to joining UAL and United, Mr. Oran was a corporate partner at the law firm of Paul, Weiss, Rifkind, Wharton and Garrison LLP. Mr. Oran is a director of Wendy’s International, Inc.

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James A. Mitarotonda – Mr. Mitarotonda, 53, is the Chairman, President and Chief Executive Officer of Barington Capital Group, L.P. Mr. Mitarotonda has significant experience representing shareholder interests on the boards of publicly traded corporations. He is currently a director of The Pep Boys – Manny, Moe & Jack and A. Schulman, Inc. He has also served as a director of Register.com, Inc., Dynabazaar, Inc. and L Q Corporation, Inc.

About Barington Capital Group:

Barington Capital Group, L.P. is an investment firm that, through its affiliates, primarily invests in undervalued, small and mid-capitalization companies. Barington and its principals are experienced value-added investors who have taken active roles in assisting public companies in creating or improving shareholder value. Barington represents a group of investors that own, in the aggregate, 1,694,321 shares of common stock of Lancaster Colony Corporation, or approximately 5.58% of the outstanding shares of common stock of the Company.

* * * * *

Barington Companies Equity Partners, L.P., an affiliate of Barington Capital Group, L.P., intends to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its nominees at the 2007 Annual Meeting of Shareholders of Lancaster Colony Corporation, an Ohio corporation.

BARINGTON COMPANIES EQUITY PARTNERS, L.P. STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ SUCH PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, SHAREHOLDERS MAY ALSO OBTAIN A COPY OF THE PROXY STATEMENT, WHEN FILED, WITHOUT CHARGE, BY CONTACTING BARINGTON’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., AT ITS TOLL-FREE NUMBER: (800) 322-2885 OR PROXY@MACKENZIEPARTNERS.COM.

INFORMATION REGARDING CERTAIN PARTIES WHO ARE ANTICIPATED TO BE, OR MAY BE DEEMED TO BE, PARTICIPANTS IN SUCH POTENTIAL PROXY SOLICITATION AND THEIR DIRECT OR INDIRECT INTERESTS IS AVAILABLE IN THE SCHEDULE 14A FILED BY BARINGTON COMPANIES EQUITY PARTNERS, L.P. WITH THE SEC ON SEPETEMBER 17, 2007, A COPY OF WHICH IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://SEC.GOV.

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